Auction Closed

Contemporary Art Day Auction

30 June 2020 • 12:00 PM EDT • New York

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OVERVIEW LOTS AUCTION DETAILS **CONDITIONS OF SALE**

Conditions of Sale

The following Conditions of Sale and Terms of Guarantee are Sotheby's, Inc. and the Consignor's entire agreement with the purchaser and any bidders relative to the property listed in this catalogue.

The Conditions of Sale, Terms of Guarantee, the glossary, if any, and all other contents of this catalogue are subject to amendment by us by the posting of notices or by oral announcements made during the sale. The property will be offered by us as agent for the Consignor, unless the catalogue indicates otherwise.

By participating in any sale, you acknowledge that you are bound by these terms and conditions.

1. As Is Goods auctioned are often of some age. The authenticity of the Authorship (as defined below) of property listed in the catalogue is guaranteed as stated in the Terms of Guarantee and except for the Limited Warranty contained therein, all property is sold "AS IS" without any representations or warranties by us or the Consignor as to merchantability, fitness for a particular purpose, the correctness of the catalogue or other images or descriptions of the physical condition, size, quality, rarity, importance, medium, frame, provenance, exhibitions, literature or historical relevance of any property and no statement anywhere, whether oral or written, whether made in the catalogue, an advertisement, a bill of sale, a salesroom posting or announcement, or elsewhere, shall be deemed such a warranty, representation or assumption of liability. We and the Consignor make no representations and warranties, express or implied, as to whether the purchaser acquires any copyrights, including but not limited to, any reproduction rights in any property. We and the Consignor are not responsible for errors and omissions in the catalogue, glossary, or any supplemental material. Sotheby's will not be responsible or liable for damage to frames and glass coverings, regardless of the cause.

3. Buyer's Premium A buyer's premium will be added to the hammer price and is payable by the purchaser as part of the total purchase price. The buyer's premium is 25% of the hammer price up to and including $400,000, 20% of any amount in excess of $400,000 up to and including $4,000,000, and 13.9% of any amount in excess of $4,000,000.
4. Withdrawal We reserve the right to withdraw any property before the sale and shall have no liability whatsoever for such withdrawal.

5. Per Lot Unless otherwise announced by the auctioneer, all bids are per lot as numbered in the catalogue.
6. Bidding We reserve the right to reject any bid. The highest bidder acknowledged by the auctioneer will be the purchaser. The auctioneer has absolute and sole discretion in the case of error or dispute with respect to bidding, and whether during or after the sale, to determine the successful bidder, to re-open the bidding, to cancel the sale or to re-offer and re-sell the item in dispute. If any dispute arises after the sale, our sale record is conclusive. In person bidding is not available for this auction. Bidders are encouraged to submit bids online on Sothebys.com or through the Sotheby's App. In order to bid online, you must register an account with Sotheby's and provide requested information. In our discretion we will execute order or absentee bids and accept telephone bids and online bids via the Online Platforms as a convenience to clients who do not submit their bids online; Sotheby's is not responsible for any errors or omissions in connection there-with. Prospective bidders should also consult sothebys.com for the most up to date cataloguing of the property in this catalogue.
By participating in the sale, you represent and warrant that any bids placed by you, or on your behalf, are not the product of any collusive or other anti-competitive agreement and are otherwise consistent with federal and state antitrust law.
By participating in the sale, you represent and warrant that:
(a) The bidder and/or purchaser is not subject to trade sanctions, embargoes or any other restriction on trade in the jurisdiction in which it does business as well as under the laws of the European Union, the laws of England and Wales, or the laws and regulations of the United States, and is not owned (nor partly owned) or controlled by such sanctioned person(s) (collectively, "Sanctioned Person(s)");
(b) Where acting as agent (with Sotheby's prior written consent), the principal is not a Sanctioned Person(s) nor owned (or partly owned) or controlled by Sanctioned Person(s); and
(c) The bidder and/or purchaser undertakes that none of the purchase price will be funded by any Sanctioned Person(s), nor will any party be involved in the transaction including financial institutions, freight forwarders or other forwarding agents or any other party be a Sanctioned

shall be final. You must arrange for Sotheby's to receive your pre-registration application at least three working days before the sale. Please bear in mind that we are unable to obtain financial references over weekends or public holidays.
Sotheby's may require such necessary financial references, guarantees, deposits and/or such other security, in its absolute discretion, as security for your bid(s).
7. Online Bids via an Online Platform Sotheby's may offer clients the opportunity to bid on sothebys.com or through the Sotheby's App, or on any other online platform through which

bidding may be made available for selected sales. By participating in a sale via any of the Online Platforms, you acknowledge that you are bound by these Conditions of Sale as well as the Additional Terms and Conditions for Online Bidding ("Online Terms"). By participating in a sale via any Online Platform, Bidders accept the Online Terms, as well as the relevant Conditions of Sale. Online bidding may not be available for Premium Lots.
8. Bids Below Reserve If the auctioneer deter-mines that any opening bid is below the reserve of the article offered, he may reject the same and withdraw the article from sale, and if, having acknowledged an opening bid, he deter-mines that any advance thereafter is insufficient, he may reject the advance.
9. Purchaser's Responsibility On the fall of the auctioneer's hammer, the contract between the consignor and the purchaser is concluded, and the winning bidder thereupon will immediately pay the full purchase price or such part as we may require. Title in a purchased lot will not pass until Sotheby's has received the full purchase price in cleared funds. The purchaser's obligation to immediately pay the full purchase price or such part as we may require is absolute and unconditional and is not subject to any defenses, setoffs or counterclaims of any kind whatsoever. Sotheby's is not obligated to release a lot to the purchaser until title to the lot has passed and any earlier release does not affect the passing of title or the purchaser's unconditional obligation to pay the full purchase price. In addition to other remedies available to us by law, we reserve the right to impose from the date of sale a late charge of the annual percentage rate of Prime + 6% of the total purchase price if payment is not made in accordance with the conditions set forth herein. Please note Sotheby's reserves the right to refuse to accept payment from a source other than the buyer of record.
Sotheby's New York office is currently open on a limited basis by appointment only. All collections and deliveries for purchased property will be handled by Post Sale Services in coordination with purchasers after the auction. Unless otherwise agreed by Sotheby's, all property must be removed from our or our vendor's premises (as indicated on the invoice) by the purchaser at his expense not later than 30 calendar days following the auction. Purchasers are reminded that Sotheby's liability for loss of or damage to sold property shall cease upon the

the property; and (iii) the purchaser agrees to indemnify and hold Sotheby's, its affiliates, agents and warehouses harmless from and against any and all liability for loss of or damage to property and any all claims related to loss of or damage to the property as of and from and after the time Sotheby's liability for loss or damage to the property ceases in accordance with this paragraph. If any applicable conditions herein are not complied with by the purchaser, the purchaser will be in default and in addition to any and all other remedies available to us and the Consignor by law, including, without limitation, the right to hold the purchaser liable for the

total purchase price, including all fees, charges and expenses more fully set forth herein, we, at our option, may (x) cancel the sale of that, or any other lot or lots sold to the defaulting purchaser at the same or any other auction, retaining as liquidated damages all payments made by the purchaser, or (y) resell the purchased property, whether at public auction or by private sale, or (z) effect any combination thereof. In any case, the purchaser will be liable for any deficiency, any and all costs, handling charges, late charges, expenses of both sales, our com-missions on both sales at our regular rates, legal fees and expenses, collection fees and incidental damages. We may, in our sole discretion, apply any proceeds of sale then due or thereafter becoming due to the purchaser from us or any affiliated company, or any payment made by the purchaser to us or any affiliated company, whether or not intended to reduce the purchaser's obligations with respect to the unpaid lot or lots, to the deficiency and any other amounts due to us or any affiliated companies. In addition, a defaulting purchaser will be deemed to have granted and assigned to us and our affiliated companies, a continuing security interest of first priority in any property or money of or owing to such purchaser in our possession, custody or control or in the possession, custody or control of any of our affiliated companies, in each case whether at the time of the auction, the default or if acquired at any time thereafter, and we may retain and apply such property or money as collateral security for the obligations due to us or to any affiliated company of ours. We shall have all of the rights accorded a secured party under the New York Uniform Commercial Code. You hereby agree that Sotheby's may file financing statements under the New York Uniform Commercial Code without your signature. Payment will not be deemed to have been made in full until we have collected good funds. Any claims relating to any purchase, including any claims under the Conditions of Sale or Terms of Guarantee, must be presented directly to Sotheby's. In the event the purchaser fails to pay any or all of the total purchase price for any lot and Sotheby's nonetheless elects to pay the Consignor any portion of the sale proceeds, the purchaser acknowledges that Sotheby's shall have all of the rights of the Consignor to pursue the purchaser for any amounts paid to the Consignor, whether at law, in equity, or under these Conditions of Sale.

bidders. In instances where we have an interest in the lot other than our commission, we may bid up to the reserve to protect such interest. In certain instances, the Consignor may pay us less than the standard commission rate where a lot is "bought-in" to protect its reserve.
11. Tax Unless exempted by law, the purchaser will be required to pay the combined New York State and local sales tax, any applicable compensating use tax of another state, and if applicable, any federal luxury or other tax, on the total purchase price. The rate of such combined tax is 8.875% in New York City and ranges from 7% to 8.625% elsewhere in

New York.
12. Export and Permits It is the purchaser's sole responsibility to identify and obtain any necessary export, import, firearm, endangered species or other permit for the lot. Any symbols or notices in the sale catalogue reflect Sotheby's reasonable opinion at the time of cataloguing and are for bidders' general guidance only; Sotheby's and the Consignor make no representations or warranties as to whether any lot is or is not subject to export or import restrictions or any embargoes.
13. Governing Law and Jurisdiction These Conditions of Sale and Terms of Guarantee, as well as bidders', the purchaser's and our respective rights and obligations hereunder, shall be governed by and construed and enforced in accordance with the laws of the State of New York. By bidding at an auction, whether by agent, order or absentee bid, telephone, online or other means, all bidders including the purchaser, shall be deemed to have consented to the exclusive jurisdiction of the state courts of, and the federal courts sitting in, the State of New York. All parties agree, however, that Sotheby's shall retain the right to bring proceedings in a court other than the state and federal courts sitting in the State of New York.
14. Packing and Shipping Neither we nor our vendors are responsible for the acts or omissions in our or our vendors' packing or shipping of purchased lots or of other carriers or packers of purchased lots, whether or not recommended by us. Packing and handling of purchased lots is at the entire risk of the purchaser.
15. Limitation of Liability In no event will the aggregate liability of Sotheby's and the consignor to a purchaser exceed the purchase price actually paid.
16. Data Protection Sotheby's will hold and process your personal information and may share it with its subsidiaries and affiliates for use as described in, and in line with, Sotheby's Privacy Policy published on Sotheby's website at www.sothebys.com or available on request by email to enquiries@sothebys.com.
Under European data protection laws, a client may object, by request and free of charge, to the processing of their information for certain purposes, including direct marketing, and may access and rectify personal data relating to them and may obtain more information about

online platforms. Online and telephone bids may be recorded.

Terms of Guarantee
As set forth below and in the Conditions of Sale, for all lots Sotheby's guarantees that the authorship, period, culture or origin (collectively, "Authorship") of each lot in this catalogue is as set out in the BOLD or CAPITALIZED type heading in the catalogue description of the lot, as amended by oral or written salesroom notes or announcements. Purchasers should refer to

the Glossary of Terms, if any, for an explanation of the terminology used in the Bold or Capitalized type heading and the extent of the Guarantee. Sotheby's makes no warranties whatsoever, whether express or implied, with respect to any material in the catalogue other than that appearing in the Bold or Capitalized heading and subject to the exclusions below.
In the event Sotheby's in its reasonable opinion deems that the conditions of the Guarantee have been satisfied, it shall refund to the original purchaser of record the hammer price and applicable Buyer's Premium paid for the lot by the original purchaser of record.
This Guarantee is provided for a period of five (5) years from the date of the relevant auction, is solely for the benefit of the original purchaser of record at the auction and may not be transferred to any third party. To be able to claim under this Guarantee of Authorship, the original purchaser of record must: (i) notify Sotheby's in writing within three (3) months of receiving any information that causes the original purchaser of record to question the accuracy of the Bold or Capitalized type heading, specifying the lot number, date of the auction at which it was purchased and the reasons for such question; and (ii) return the Lot to Sotheby's at the original selling location in the same condition as at the date of sale to the original purchaser of record and be able to transfer good title to the Lot, free from any third party claims arising after the date of such sale.
Sotheby's has discretion to waive any of the above requirements. Sotheby's may require the original purchaser of record to obtain at the original purchaser of record's cost the reports of two independent and recognized experts in the field, mutually acceptable to Sotheby's and the original purchaser of record. Sotheby's shall not be bound by any reports produced by the original purchaser of record, and reserves the right to seek additional expert advice at its own expense. It is specifically understood and agreed that the rescission of a sale and the refund of the original purchase price paid (the successful hammer price, plus the buyer's premium) is exclusive and in lieu of any other remedy which might otherwise be available as a matter of law, or in equity. Sotheby's and the Consignor shall not be liable for any special, punitive, incidental or consequential damages incurred or claimed, including without limitation, loss of profits or interest.

These Conditions are in addition to and subject to the same law and our standard terms and conditions of sale, including the authenticity guarantee and any other terms and are not intended in any way to replace them. By participating in this sale via any Online Platform, you acknowledge that you are bound by the Conditions of Sale applicable in the relevant sale and by these additional Conditions.

1. For certain sales, bidders are welcome to submit bids in advance of the live auction ("Advance Bids") through the Online Platforms. Please note that we reserve the right to amend

the starting bid prior to the start of the live auction.

For sales where you can place Advance Bids, you may also input a maximum bid which, upon confirmation, will be executed automatically up to this predefined maximum value in response to other bids including bids placed by Sotheby's on behalf of the seller, up to the amount of the reserve (if applicable). Please note that reserves may be set at any time before the start of the live auction and your maximum bid may be executed against the reserve once such reserve is set.

The current leading bid will be visible to all bidders; the value and status of your maximum bid will be visible only to you, unless it is the leading bid. If the status of your bid changes, you will receive notifications via email and push (if you have the Sotheby's App installed) leading up to the live auction. You may raise your maximum bid at any time in advance of the live auction.

Once the live auction begins, the auctioneer will open bidding at the current leading bid. The system will continue to bid on your behalf up to your predetermined maximum bid, or you may continue to bid via the Online Platforms during the live auction at the next increment. Upon the closing of each lot, you will receive push notification (if enabled on your device) indicating whether you have won or lost each lot on which you have placed a bid.

Please note in certain circumstances, clients who have been outbid may be reinstated as the leading bidder and would receive notification via email or push notification, if enabled on your device.

By placing Advance Bids on the Online Platforms, you accept and agree that any such bids are final, that you will not be permitted to retract your bid, and that, should your bid be successful, you irrevocably agree to pay the full purchase price, including buyer's premium and other applicable charges, and all applicable taxes. You may nevertheless lower your maximum bid leading up to the live auction by contacting the Bids Department at +1 212 606 7414, except that you may not lower it to a level lower than the current leading bid.

2. Once it commences, a live auction is by its nature fast-moving and bidding may progress very quickly. The procedure for placing bids during the live auction is therefore a one-step process; as soon as the "Place Bid" button is clicked, a bid is submitted. By bidding online, you

3. The next bidding increment is shown for your convenience. The auctioneer has discretion to vary Increments for bidders in the auction room and on the telephone, but bidders using Online Platforms may not be able to place a bid in an amount other than a whole bidding increment. All bidding for this sale will be in U.S. Dollars, in respect of New York sales, in Pounds Sterling, in respect of London sales, or in Hong Kong Dollars, in respect of Hong Kong sales, and online bidders will not be able to see the currency conversion board that may be displayed in the auction room.

4. The record of sale kept by Sotheby's will be taken as absolute and final in all disputes. In the event of a discrepancy between any online records or messages provided to you and the record of sale kept by Sotheby's, the record of sale will govern.
5. Online bidders are responsible for making themselves aware of all salesroom notices and announcements, which will be accessible on the Online Platforms.
6. Sotheby's reserves the right to refuse or revoke permission to bid via Online Platforms and to remove bidding privileges during a sale.
7. The purchase information shown in the "My Bids" section of the Sotheby's App and in the "Account Activity" section of "My Account" on Sothebys.com is provided for your convenience only. Successful bidders will be notified and invoiced after the sale. In the event of any discrepancy between the online purchase information which may or may not be shown in the My Bids section and the invoice sent to you by Sotheby's following the sale, the invoice prevails. Terms and conditions for payment and collection of property remain the same regardless of how the winning bid was submitted.
8. Sotheby's is not responsible for any errors or failures to execute bids placed online, including, without limitation, errors or failures caused by (i) a loss of connection to the internet or to the online bidding software by either Sotheby's or the client; (ii) a breakdown or problems with the online bidding software; or (iii) a breakdown or problems with a client's internet connection, computer or electronic device. Sotheby's is not responsible for any failure to execute an online bid or for any errors or omissions in connection therewith.
9. Online bidding will be recorded.
10. In the event of any conflict between these Online Terms and Sotheby's Conditions of Sale and Terms of Guarantee, Sotheby's Conditions of Sale and Terms of Guarantee will control.

Buying at Auction
The following will help in understanding the auction buying process as well as some of the terms and symbols commonly used in an auction catalogue. All bidders should read the Conditions of Sale and Terms of Guarantee in this catalogue, as well as the Glossary or any

1. Symbol Key

□ Reserves
Unless indicated by a box (□), all lots in this catalogue are offered subject to a reserve. A reserve is the confidential minimum hammer price at which a lot will be sold. The reserve is generally set at a percentage of the low estimate and will not exceed the low estimate of the lot. If any lots in the catalogue are offered without reserve, such lots will be designated by a box (□).

If every lot in a catalogue is offered without a reserve, the Conditions of Sale will so state and this symbol will not be used for each lot.

○ Guaranteed Property
The seller of lots with this symbol has been guaranteed a minimum price from one auction or a series of auctions. This guarantee may be provided by Sotheby's or jointly by Sotheby's and a third party. Sotheby's and any third parties providing a guarantee jointly with Sotheby's benefit financially if a guaranteed lot is sold successfully and may incur a loss if the sale is not successful. A third party providing a guarantee jointly with Sotheby's may provide an irrevocable bid, or otherwise bid, on the guaranteed property. If the Guaranteed Property symbol for a lot is not included in the printing of the auction catalogue, a pre-sale or pre-lot announcement will be made indicating that there is a guarantee on the lot.

△ Property in which Sotheby's has an Ownership Interest
Lots with this symbol indicate that Sotheby's owns the lot in whole or in part or has an economic interest in the lot equivalent to an ownership interest.

⋑ Irrevocable Bids
Lots with this symbol indicate that a party has provided Sotheby's with an irrevocable bid on the lot that will be executed during the sale at a value that ensures that the lot will sell. The irrevocable bidder, who may bid in excess of the irrevocable bid, may be compensated for providing the irrevocable bid by receiving a contingent fee, a fixed fee or both. From time to time, a Sotheby's shareholder may be an irrevocable bidder. If the irrevocable bidder is the successful bidder, any contingent fee, fixed fee or both (as applicable) for providing the irrevocable bid may be netted against the irrevocable bidder's obligation to pay the full purchase price for the lot and the purchase price reported for the lot shall be net of any such fees. From time to time, Sotheby's may enter into irrevocable bid agreements that cover multiple lots. In such instances, the compensation Sotheby's will pay the irrevocable bidder is

bid on the lot by one or more of the following means: a pre-sale or pre-lot announcement, by written notice at the auction or by including an irrevocable bid symbol in the e-catalogue for the sale prior to the auction. From time to time, Sotheby's or any affiliated company may provide the irrevocable bidder with financing related to the irrevocable bid. In addition, from time to time, an irrevocable bidder may have knowledge of the amount of a guarantee. If the irrevocable bidder is advising anyone with respect to the lot, Sotheby's requires the irrevocable bidder to disclose his or her financial interest in the lot. If an agent is advising you or bidding on your behalf with respect to a lot identified as being subject to an irrevocable bid, you should request that the agent disclose whether or not he or she has a financial interest in the lot.

⊻ Interested Parties
Lots with this symbol indicate that parties with a direct or indirect interest in the lot may be bidding on the lot, including (i) the beneficiary of an estate selling the lot, or (ii) the joint owner of a lot. If the interested party is the successful bidder, they will be required to pay the full Buyer's Premium. In certain instances, interested parties may have knowledge of the reserve. In the event the interested party's possible participation in the sale is not known until after the printing of the auction catalogue, a pre-sale or pre-lot announcement will be made indicating that interested parties may be bidding on the lot.

◉ Restricted Materials
Lots with this symbol have been identified at the time of cataloguing as containing organic material which may be subject to restrictions regarding import or export. The information is made available for the convenience of bidders and the absence of the symbol is not a warranty that there are no restrictions regarding import or export of the Lot; bidders should refer to Condition 12 of the Conditions of Sale. Please also refer to the section on Endangered Species in the information on Buying at Auction.

∏ Monumental
Lots with this symbol may, in our opinion, require special handling or shipping services due to size or other physical considerations. Bidders are advised to inspect the lot and to contact Sotheby's prior to the sale to discuss any specific shipping requirements.

✧ Premium Lot
In order to bid on "Premium Lots" (in print catalogue or ² in eCatalogue) you may be required to complete a Premium Lot pre-registration application. You must arrange for Sotheby's to

⊖ US Import Tariff

Please note that this lot is subject to an import tariff. The amount of the import tariff due is a percentage of the value declared upon entry into the United States. The amount of the import tariff is not based on the final hammer price. The buyer should contact Sotheby's prior to the sale to determine the amount of the import tariff. If the buyer instructs Sotheby's to arrange shipping of the lot to a foreign address, the buyer will not be required to pay the import tariff. If

the buyer instructs Sotheby's to arrange shipping of the lot to a domestic address, or if the buyer collects the property in person, or if the buyer arranges their own shipping (whether domestically or internationally), the buyer will be required to pay the import tariff. The import tariff is included in the purchase price and, where applicable, sales tax will be added to the purchase price as per our Sales and Use Tax section.

2. Before the Auction

Bidding in advance of the live auction For certain sales, you may bid in advance of the live auction ("Advance Bids") on sothebys.com or the Sotheby's App. In order to do so, you must register an account with Sotheby's and provide requested information. Once you have done so, navigate to your desired lot, and click the "Place Bid" button. You may bid at or above the starting bid displayed on the Online Platforms. Please note that we reserve the right to amend the starting bid prior to the start of the live auction. You may also input your maximum bid which, upon confirmation, will be executed automatically up to this predefined maximum value, in response to other bids, including bids placed by Sotheby's on behalf of the seller, up to the amount of the reserve (if applicable). The current leading bid will be visible to all bidders; the value and status of your maximum bid will be visible only to you. If the status of your bid changes, you will receive notifications via email and push (if you have enabled push notifications) leading up to the live auction. You may raise your maximum bid at any time in advance of the live auction. Please note in certain circumstances, clients who have been outbid may be reinstated as the leading bidder and will receive notification via email or push notifications (if enabled on your device).

The Catalogue A catalogue prepared by Sotheby's is published for every scheduled live auction and is available prior to the sale date. The catalogue will help familiarize you with property being offered at the designated auction. Prospective bidders should also consult sothebys.com for the most up to date cataloguing of the property in this catalogue.

property, or to reflect market conditions or currency fluctuations. Estimates should not be relied upon as a representation or prediction of actual selling prices.

Provenance In certain circumstances, Sotheby's may print in the catalogue the history of ownership of a work of art if such information contributes to scholarship or is otherwise well known and assists in distinguishing the work of art. However, the identity of the seller or previous owners may not be disclosed for a variety of reasons. For example, such information

may be excluded to accommodate a seller's request for confidentiality or because the identity of prior owners is unknown given the age of the work of art.

Specialist Advice Prospective bidders may be interested in specific information not included in the catalogue description of a lot. For additional information, please contact either a Sotheby's specialist in charge of the sale (all of whom are listed in the front of the catalogue), or Sotheby's Client Services Department. You may also request a condition report from the specialist in charge.

Inspection Prospective bidders should make themselves aware of the property on which they wish to bid, which may include information about its condition, size, and whether or not the property has been repaired or restored. Please contact us regarding inspection or for additional information. Any images and condition reports are provided to assist you with assessing the condition of the property and are for guidance only.

Salesroom Notices Salesroom notices amend the catalogue description of a lot after our catalogue has gone to press. They are posted in the viewing galleries and salesroom or are announced by the auctioneer. Salesroom notices are also posted on the Online Platform for those bidding online. Please take note of them.

Registration Sotheby's may require such necessary financial references, guarantees, deposits and/or such other security, in its absolute discretion, as security for your bid. If you are not successful on any lot, Sotheby's
will arrange for a refund (subject to any right of set off) of the deposit amount paid by you without interest within 14 working days of the date of the sale. Any exchange losses or fees associated with the refund shall be borne by you. Registration to bid on Premium Lots must be done at least 3 business days prior to the sale.

otherwise noted in the catalogue or by an announcement at the auction, Sotheby's acts as agent on behalf of the seller and does not permit the seller to bid on his or her own property. It is important for all bidders to know that the auctioneer may open the bidding on any lot by placing a bid on behalf of the seller. The auctioneer may further bid on behalf of the seller, up to the amount of the reserve, by placing responsive or consecutive bids for a lot. The auctioneer will not place consecutive bids on behalf of the seller above the reserve.

No Bidding in Person In person bidding is not available for this auction. Bidders are encouraged to submit bids online on Sothebys.com or through the Sotheby's App.

Absentee Bidding In person bidding is not available for this auction. Bidders are encouraged to submit bids online on Sothebys.com or through the Sotheby's App. If you do not wish to bid online during the live auction, you may place your bid ahead of time, either via sothebys.com or the App, or by submitting your bid in writing to the Bids Department. Once the live auction opens, when the lot that you are interested in comes up for sale, the auctioneer will execute the bid on your behalf, making every effort to purchase the item for as little as possible and never exceeding your limit. This service is free and confidential.

Advance Bidding For certain sales, where Advance Bids are accepted, if you submit an "Advance Bid" (as described above in "BEFORE THE AUCTION"), and your bid is not executed up to its maximum value before the auction begins, your bid will continue to be executed automatically on your behalf during the live auction up to your predetermined maximum bid. You may also continue to bid via the Online Platforms at the next increment above your maximum bid. Bidders utilizing any online platform are subject to the Online Terms as well as the relevant Conditions of Sale. Online bidding may not be available for Premium Lots.

Telephone Bidding In some circumstances, we offer the ability to place bids by telephone live to a Sotheby's representative on the auction floor. Please contact the Bid Department prior to the sale to make arrangements or to answer any questions you may have. Telephone bids are accepted only at Sotheby's discretion and at the caller's risk. Calls may also be recorded at Sotheby's discretion. By bidding on the telephone, prospective buyers consent thereto.

Live Online Bidding In person bidding is not available for this auction. Bidders are encouraged to submit bids online on Sothebys.com or through the Sotheby's App. For information about registering to bid on sothebys.com or through the Sotheby's App, please see

governing employee bidding.

US Economic Sanctions The United States maintains economic and trade sanctions against targeted foreign countries, groups and organizations. There may be restrictions on the import into the United States of certain items originating in sanctioned countries, including Cuba, Iran, North Korea and Sudan. The purchaser's inability to import any item into the US or any other country as a result of these or other restrictions shall not justify cancellation or rescission of

the sale or any delay in payment. Please check with the specialist department if you are uncertain as to whether a lot is subject to these import restrictions, or any other restrictions on importation or exportation.

Hammer Price and the Buyer's Premium For lots which are sold, the last price for a lot as announced by the auctioneer is the hammer price. A buyer's premium will be added to the hammer price and is payable by the purchaser as part of the total purchase price. The buyer's premium will be the amount stated in the Conditions of Sale.

Currency Board As a courtesy to bidders, a currency board is operated in many salesrooms. It displays the lot number and current bid in both U.S. dollars and foreign currencies. Exchange rates are approximations based on recent exchange rate information and should not be relied upon as a precise invoice amount. Sotheby's assumes no responsibility for any error or omission in foreign or United States currency amounts shown.

Results Sale results are available on sothebys.com and on the Sotheby's App.

International Auctions If you need assistance placing bids, obtaining condition reports or receiving auction results for a Sotheby's sale outside the United States, please contact our International Client Services Department.

4. After the Auction

Payment If your bid is successful, your invoice will be mailed to you. The final price is determined by adding the buyer's premium and any other applicable charges to the hammer price on a per-lot basis. Sales tax, where applicable, will be charged on the entire amount. Payment is due in full immediately after the sale. However, under certain circumstances, Sotheby's may, in its sole discretion, offer bidders an extended payment plan. Such a payment

agreed between the purchaser and Sotheby's prior to the sale.
Payment by Cash It is against Sotheby's general policy to accept payments in the form of cash or cash equivalents.

Payment by Credit Cards Sotheby's accepts payment by credit card for Visa, MasterCard, and American Express only. Credit card payments may not exceed $50,000 per sale. Payment by credit card may be made (a) online at https://www.sothebys.com/en/invoice-

payment.html, (b) through the Sotheby's App, (c) by calling in to Post Sale Services at +1 212 606 7444, or (d) in person at Sotheby's premises at the address noted in the catalogue.

Payment by Check Sotheby's New York office is open on a limited basis by appointment only. During such time, Sotheby's cannot accept payment by check (including, but not limited to, personal, certified, banker's draft or cashier's checks).

Payment by Wire Transfer To pay for a purchase by wire transfer, please refer to the payment instructions on the invoice provided by Sotheby's or contact Post Sale Services to request instructions.

Sales and Use Tax New York sales tax is charged on the hammer price, buyer's premium and any other applicable charges on any property picked up or delivered in New York State, regardless of the state or country in which the purchaser resides or does business. Purchasers who wish to use their own shipper who is not a considered a "common carrier" by the New York Department of Taxation and Finance will be charged New York sales tax on the entire charge regardless of the destination of the property. Please refer to "Information on Sales and Use Tax Related to Purchases at Auction" in the back of the catalogue.

Collection and Delivery
Post Sale Services
+ 1 212 606 7444
FAX: + 1 212 606 7043
uspostsaleservices@sothebys.com
Sotheby's New York office is open on a limited basis by appointment only. All collections and deliveries for purchased property will be handled by Post Sale Services in coordination with purchasers after the auction. Unless otherwise agreed by Sotheby's, all property must be removed from our or our vendor's premises (as indicated on the invoice) by the purchaser at

offer please contact us.

Collecting your Property Sotheby's New York office is open on a limited basis by appointment only. All collections and deliveries for purchased property will be handled by Post Sale Services in coordination with purchasers after the auction. Unless otherwise agreed by Sotheby's, all property must be removed from our or our vendor's premises (as indicated on the invoice) by the purchaser at his expense not later than 30 calendar days following the close of the auction. As a courtesy to purchasers who come to Sotheby's to collect property, Sotheby's will assist in the packing of lots, although Sotheby's may, in the case of fragile articles, choose not to pack or otherwise handle a purchase.
If you are using your own shipper to collect property from Sotheby's, please provide a letter of authorization and kindly instruct your shipper that they must provide a Bill of Lading prior to collection. Both documents must be sent to Post Sale Services prior to collection.
The Bill of Lading must include: the purchaser's full name, the full delivery address including the street name and number, city and state or city and country, the sale and lot number.
Sotheby's will contact your shipper within 24 hours of receipt of the Bill of Lading to confirm the date and time that your property can be collected. Property will not be released without this confirmation and your shipper must bring the same Bill of Lading that was faxed to Sotheby's when collecting. All property releases are subject to the receipt of cleared funds.
Please see the Conditions of Sale for further details.

Endangered Species Certain property sold at auction, for example, items made of or incorporating plant or animal materials such as coral, crocodile, ivory, whalebone, tortoiseshell, rhinoceros horn, rosewood, etc., irrespective of age or value, may require a license or certificate prior to exportation and additional licenses or certificates upon importation to another country. Sotheby's suggests that buyers check on their government wildlife import requirements prior to placing a bid. Please note that the ability to obtain an export license or certificate does not ensure the ability to obtain an import license or certificate in another country, and vice versa. It is the purchaser's responsibility to obtain any export or import licenses and/or certificates as well as any other required documentation. In the case of denial of any export or import license or of delay in the obtaining of such licenses, the purchaser is still responsible for making on-time payment of the total purchase price for the lot.
Although licenses can be obtained to export some types of endangered species, other types may not be exported at all, and other types may not be resold in the United States. Upon

The Art Loss Register As part of Sotheby's efforts to support only the legitimate art market and to combat the illegitimate market in stolen property, Sotheby's has retained the Art Loss Register to check all uniquely identifiable items offered for sale in this catalogue that are estimated at more than the equivalent of US$1,500 against the Art Loss Register's computerized database of objects reported as stolen or lost. The Art Loss Register is pleased to provide purchasers with a certificate confirming that a search has been made. All inquiries regarding search certificates should be directed to The Art Loss Register, First Floor, 63-66

Hatten Garden, London EC1N 8LE or by email at artloss@artloss.com. The Art Loss Register does not guarantee the provenance or title of any catalogued item against which they search, and will not be liable for any direct or consequential losses of any nature howsoever arising. This statement and the ALR's service do not affect your rights and obligations under the Conditions of Sale applicable to the sale.

Selling at Auction

If you have property you wish to sell, Sotheby's team of specialists and client services representatives will assist you through the entire process. Simply contact the appropriate specialist (specialist departments are listed in the back of this catalogue), General Inquiries Department or a Sotheby's regional office representative for suggestions on how best to arrange for evaluation of your property.

Property Evaluation There are three general ways evaluation of property can be conducted:

(1) In our galleries

You may bring your property directly to our galleries where our specialists will give you auction estimates and advice. There is no charge for this service, but we request that you telephone ahead for an appointment. Inspection hours are 9:30 am to 5 pm, Monday through Friday.

(2) By photograph

If your property is not portable, or if you are not able to visit our galleries, you may bring in or send a clear photograph of each item. If you have a large collection, a representative selection of photographs will do. Please be sure to include the dimensions, artist's signature or maker's mark, medium, physical condition and any other relevant information. Our specialists will provide a free preliminary auction estimate subject to a final estimate upon first-hand inspection.

(3) In your home

Evaluations of property can also be made in your home. The fees for such visits are based on the scope and diversity of property, with travel expenses additional. These fees may be rebated if you consign your property for sale at Sotheby's. If there is considerable property in question,

Sotheby's Services
Sotheby's also offers a range of other services to our clients beyond buying and selling at auction. These services are summarized below. Further information on any of the services described below can be found at sothebys.com.

Valuations and Appraisals Sotheby's Valuations and Appraisals Services offers advice regarding personal property assets to trusts, estates, and private clients in order to help fiduciaries, executors, advisors, and collectors meet their goals. We provide efficient and confidential advice and assistance for all appraisal and auction services. Sotheby's can prepare appraisals to suit a variety of needs, including estate tax and planning, insurance, charitable contribution and collateral loan. Our appraisals are widely accepted by the Internal Revenue Service, tax and estate planning professionals, and insurance firms. In the event that a sale is considered, we are pleased to provide auction estimates, sales proposals and marketing plans. When sales are underway, the group works closely with the appropriate specialist departments to ensure that clients' needs are met promptly and efficiently.

Financial Services Sotheby's offers a wide range of financial services including advances on consignments, as well as loans secured by art collections not intended for sale.

Museum Services Tailored to meet the unique needs of museums and non-profits in the marketplace, Museum Services offers personal, professional assistance and advice in areas including appraisals, deaccessions, acquisitions and special events.

Corporate Art Services Devoted to servicing corporations, Sotheby's Corporate Art Services Department can prepare appraisal reports, advise on acquisitions and deaccessions, manage all aspects of consignment, assist in developing arts-management strategies and create events catering to a corporation's needs.

Information on Sales and Use Tax Related to Purchases at Auction
To better assist our clients, we have prepared the following information on Sales and Use Tax related to property purchased at auction.

Why Sotheby's Collects Sales Tax Virtually all State Sales Tax Laws require a corporation to

property picked up or delivered in New York, regardless of the state or country in which the purchaser resides or does business.

Where Sotheby's Collects Sales Tax
Sotheby's is currently registered to collect
sales tax in the following states: Alabama, Arizona, Arkansas, California, Colorado, Connecticut, District of Columbia, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa,

Kansas, Kentucky, Maine, Maryland, Massachusetts, Michigan, Minnesota, Missouri, Nebraska, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Oklahoma, Pennsylvania, Rhode Island, South Carolina, Tennessee, Texas, Utah, Vermont, Virginia, Washington, Wisconsin and Wyoming. For any property collected or received by the purchaser in New York City, such property is subject to sales tax at the existing New York State and City rate of 8.875%.

Sotheby's Arranged Shipping If the property is delivered into any state in which Sotheby's is registered, Sotheby's is required by law to collect and remit the appropriate sales tax in effect in the state where the property is delivered.

Client Arranged Shipping Property collected from Sotheby's New York premises by a common carrier hired by the purchaser for delivery at an address outside of New York is not subject to New York Sales Tax, but if the property is delivered into any state in which Sotheby's is registered, Sotheby's is required by law to collect and remit the appropriate sales tax in effect in the state where the property is delivered. New York State recognizes shippers such as the United States Postal Service, United Parcel Service, FedEx, or the like as "common carriers". If a purchaser hires a shipper other than a common carrier to pick up property, Sotheby's will collect New York sales tax at a rate of 8.875% regardless of the ultimate destination of the goods. If a purchaser utilizes a freight-forwarder who is registered with the Transportation Security Administration ("TSA") to deliver property outside of the United States, no sales tax would be due on this transaction.

Where Sotheby's is Not Required to Collect Sales Tax Sotheby's is not required to collect sales tax on property delivered to states other than those listed above. If the property is delivered to a state where Sotheby's is not required to collect sales tax, it is the responsibility of the purchaser to self-assess any sales or use tax and remit it to taxing authorities in that state. Sotheby's is not required to collect sales tax for property delivered to the purchaser outside of

Certain Exemptions Most states that impose sales taxes allow for specified exemptions to the tax. For example, a registered re-seller such as a registered art dealer may purchase without incurring a tax liability, and Sotheby's is not required to collect sales tax from such re-seller. The art dealer, when re-selling the property, may be required to charge sales tax to its client, or the client may be required to self-assess sales or use tax upon acquiring the property.

Local Tax Advisors As sales tax laws vary from state to state, Sotheby's recommends that clients with questions regarding the application of sales or use taxes to property purchased at auction seek tax advice from their local tax advisors.

Important Notices
Important Notice to Purchasers
Sotheby's New York office is open on a limited basis by appointment only. Auctions conducted during this time will be processed through Post Sale Services as per usual business procedure. All collections and deliveries for purchased property will be handled by Post Sale Services in coordination with purchasers after the auction. Invoices will be issued to the successful party, which will include total purchase price, payment options, and next steps on delivery. Payment is due immediately.

Property Collection All collections and deliveries for purchased property will be handled by Post Sale Services in coordination with purchasers after the auction. Invoices will be issued to the successful party, which will include total purchase price, payment options, and next steps on delivery. During this time, payment for property is still due as per the Conditions of Sale. Post Sale Services will be in touch for future collection scheduling or shipping arrangements.

Property Payment All property must be paid in full before collection or release from any of our or our vendor's premises. Payment must be made through Sotheby's New York Post Sale Services by way of our acceptable forms of payment methods mentioned on your invoice. To arrange for payment, please contact Post Sale Services at +1 212 606 7444 or USPostSaleServices@sothebys.com. Payment will not be accepted at any offsite facility. Dealers and resale clients should fill out the appropriate forms where applicable or contact Post Sale Services with any questions.

Loss and Liability Unless otherwise agreed by Sotheby's, all sold property must be removed

Collection & Shipping All collections and deliveries for purchased property will be handled by Post Sale Services in coordination with purchasers after the auction.
For any in-person collections at any of our vendor's premises, please alert Post Sale Services of your proposed collection date, ensure that all outstanding invoices have been paid for, and that you or your agent have the appropriate photo identification upon arrival.

If you are using your own shipper to collect property, please provide a letter of authorization and instruct your shipper to email their bill of lading to billsoflading@sothebys.com and ensure the correct collection location is specified.

Sotheby's can arrange for delivery of your property through one of our contracted vendors or can coordinate pick up at our offsite location with you or your shipper directly. Please contact Post Sale Services at +1 212 606 7444 or USPostSaleServices @sothebys.com to start your collection process.

Important Notice Regarding Packing
As a courtesy to purchasers who come to Sotheby's to pick up property, Sotheby's will assist in packing framed paintings. Sotheby's is unable to remove canvases off stretchers or to roll works on paper. Purchasers are advised to contact an independent painting restorer to pack works in this manner.

Notice Regarding Endangered Species
◉ Property containing certain endangered species will require a CITES license upon export from the U.S. and may require an additional license upon import into another country. There is no guarantee that such licenses will be granted. In the case of denial of any license or of delay in obtaining such licenses, the purchaser remains responsible for making on-time payment for the total purchase price.

Glossary of Terms
The following are examples of the terminology used in this catalogue. Please note that all statements made in this catalogue are made subject to the provisions of the Conditions of Sale and Terms of Guarantee printed in this catalogue:
Glossary For PAINTINGS
Giovanni Bellini

than in the preceding category.
Studio of Giovanni Bellini
In our opinion, a work by an unknown hand in the studio of the artist which may or may not have been executed under the artist's direction.
Circle of Giovanni Bellini
In our opinion, a work by an as yet unidentified but distinct hand closely associated with the named artist but not necessarily his pupil.

Style of...Follower of Giovanni Bellini
In our opinion, a work by a painter working in the artist's style, contemporary or nearly contemporary, but not necessarily his pupil.
Manner of Giovanni Bellini
In our opinion, a work in the style of the artist and of a later date.
After Giovanni Bellini
In our opinion, a copy of a known work of
the artist.
The term signed and/or dated and/or inscribed means that, in our opinion, a signature and/or date and/or inscription are from the hand of the artist.
The term bears a signature and/or a date and/or an inscription means that, in our opinion, a signature and/or date and/or inscription have been added by another hand.
Dimensions are given height before width.
Pictures are framed unless otherwise stated.

Glossary For Sculpture
Bronze Figure of a Woman, Maurice Giraud-Rivière, circa 1925 This heading indicates that the casting was done by the artist or with his direct authorization or supervision.
Bronze Figure of a Woman, After Maurice Giraud-Rivière, circa 1925 This heading indicates the casting was done by another, i.e., artisans at a foundry.
Maurice Giraud-Rivière, Bronze Figure of a Woman, circa 1925 This heading indicates that the casting was done by the artist or with his direct authorization or supervision.

Photography:
Ben Fraker
Bonnie Morrison
Pauline Shapiro
Glenn Steigleman

Sotheby's

June 28, 2020

IRREVOCABLE ORDER BID

Sale: Contemporary Art Day Sale
Date: June 2020

Bid for:
KEITH HARING
Untitled
signed, signed with the artist's monogram and dated NOV. 17 1983 on the reverse
vinyl ink on vinyl tarpaulin with metal grommets
84⅞ by 85¼ in. 215.6 by 216.5 cm.

Bid, not including the buyer's premium stated in the Conditions of Sale and any tax due thereon: **$2,000,000**

In accordance with the letter agreement by and between Masterworks Gallery LLC and Sotheby's, Inc. dated June 28, 2020 (the "**Agreement**"), the undersigned hereby irrevocably places a bid for the lot described (the "**Bid**") above in Contemporary Art Day Sale to be held in New York in June 2020 (the "**Auction**"), subject to postponement of the sale for reasons beyond our control. This Bid is to be executed by Sotheby's in the amount specified above and is subject to the Agreement and the Conditions of Sale and Terms of Guarantee printed in the catalogue for the sale. The undersigned understands that a buyer's premium in the amount stated in the Conditions of Sale will be added to the hammer price as part of the Total Purchase Price, as well as any applicable sales or compensating use tax, and the undersigned agrees to pay such buyer's premium and taxes unless exempt therefrom; provided, that the IB Fee will be netted against your obligation to pay the Total Purchase Price, as described in paragraph 3 of the Agreement.

Subject to the terms of the Agreement, the Bid is irrevocable, absolute and unconditional. If the above property is withdrawn from sale for any reasons, the Bid shall become null and void pursuant to the terms of the Agreement. The undersigned warrants that he has the authority to enter into this Bid and to consummate the transactions contemplated herein.

The Bid shall be governed by and construed and enforced in accordance with the laws of the State of New York. In the event of a dispute hereunder, you agree to submit to the exclusive jurisdiction of the state courts of or the federal courts sitting in the State and County of New York. The Bid shall be binding upon your heirs, beneficiaries, executors, successors and assigns and you may not assign this Bid without our prior written consent.

MASTERWORKS GALLERY LLC

By: ____________________
Name: ____________________
Title:
Date: ____________________

Sotheby's, Inc. License No. 1216058

Sotheby's

1334 York Avenue
New York NY 10021
+1 212 606 7000
www.sothebys.com

Masterworks 019 LLC
Mr Scott Lynn
[redacted]
USA

Account number [redacted]
Date 6 July 2020

Your successful purchase in Contemporary Art Day Auction

Sale N10371 - 30 June 2020

Congratulations on your recent purchase. We are pleased to provide the information necessary for finalizing your transaction.

- **Invoice for $2,420,000.00**

  Your payment is due 28 September 2020. Your invoice gives instructions on how to pay.

- **Shipping Quote**

  We will provide you with a quote for the cost of shipping your property within the next ten days.

  If you would prefer to collect your property or arrange your own shipping, please contact Post Sale Services who will assist you.

  For property being collected from our off-site facility at *One Star Ledger Plaza, 69 Court Street, Newark, New Jersey,* please refer to our Property Collection information at www.sothebys.com/pickup.

- **Providing identification**

  We are unable to complete your transaction without proof of identification. Please provide us with this documentation as soon as possible.

- **Lot image & details**

Register on Sothebys.com today

Activate your online account to view invoices, statements, manage bids, bid online and check payment statuses.

To activate your account, email enquiries@sothebys.com.

For assistance, please contact
Minzee Kang
Post Sale Manager
T +1 212 606 7444
F +1 212 606 7355
E uspostsaleservices@sothebys.com

Sotheby's

1334 York Avenue
New York NY 10021
+1 212 606 7000
www.sothebys.com

Masterworks 019 LLC
Mr Scott Lynn
[redacted]
USA

Account number	[redacted]
Invoice number	93090424
Date	6 July 2020
Sotheby's, Inc. Lic. No.	1216058
Sale currency	USD

Invoice for Contemporary Art Day Auction

Sale N10371 - 30 June 2020

LOT 422 - Keith Haring, Untitled, 1983, vinyl ink on vinyl tarpaulin with metal grommet, 84# by 85¼ in. 215.6 by 216.5 cm.

Lot location	York Avenue
Hammer price	$2,000,000.00
Buyer's premium	$420,000.00
Sales tax *0% of hammer price & buyer's premium*	$0.00
Shipping to: 111 Alan Drive Newark DE 19711-8028 US	
Lot total	**$2,420,000.00**
Invoice total	**$2,420,000.00**

- **Payment of $2,420,000.00 is due on 28 September 2020**

This invoice replaces invoice number 93088888.

We can only accept payment from the buyer named on this invoice.

Bank transfers

- JP Morgan Chase Bank NA
  726 Madison Avenue
  New York NY 10004

Account name	Sotheby's Inc.
Account number	[redacted]
ABA routing number	021000021
SWIFT code	CHASUS33

Please include your name, your account number [redacted] and invoice number (93090424)

Checks

- Make payable to "Sotheby's"
- Checks take up to 5 business days to clear
- Send to Post Sale Services
  Sotheby's
  1334 York Avenue
  New York NY 10021
- Late payment liable to interest

Sales tax is based on the shipping location for each item.

For assistance, please contact
Minzee Kang
Post Sale Manager
T +1 212 606 7444
F +1 212 606 7355
E uspostsaleservices@sothebys.com

Sotheby's

1334 York Avenue
New York NY 10021
+1 212 606 7000
www.sothebys.com

Terms of sale

All of the property sold to and purchased by the invoiced party as purchaser is subject to the Conditions of Sale and Terms of Guarantee, if any, printed in the catalogue for the sale. The invoiced amount includes the buyer's premium in effect on the date of the sale, which is added to the hammer price for each lot as part of the total purchase price.

Payment

Payment is due immediately after the sale. It is Sotheby's policy to accept payment only from the buyer named on the invoice. We reserve the right to decline payments received from anyone other than the invoiced party. Payment can be made by the following methods:

- Sotheby's accepts payment by credit card for Visa, MasterCard, and American Express only. Credit card payments may not exceed $50,000 per sale. Payment by credit card may be made (a) online at www.sothebys.com/en/invoice-payment.html, (b) by calling Post Sale Services at +1 212 606 7444, or (c) in person at Sotheby's premises at the address noted above.
- Via Sotheby's mobile app
- Wire/ Bank transfer in US Dollars
- Personal checks drawn in US Dollars (made payable to Sotheby's) Certified, banker's draft and cashier's checks with a face amount over $10,000 drawn in USD

Whilst personal and company checks (drawn in US Dollars) are accepted, property will not be released until such checks have cleared, unless you have a pre-arranged check acceptance agreement (the application form is available from Post Sale Services). It is against Sotheby's general policy to accept payments in the form of cash and cash equivalents as defined under applicable law.

Bank transfers should be sent to:

JP Morgan Chase Bank NA, 726 Madison Avenue, New York, NY 10004

Account name	Sotheby's Inc.
Account number	[redacted]
ABA routing number	021000021
SWIFT code	CHASUS33

Please instruct your bank to include your name, Sotheby's account number and invoice number

Sales and use tax

New York sales tax is charged on the hammer price, buyer's premium and any other applicable charges on any property picked up or delivered in New York State, regardless of the state or country where the purchaser resides or does business. Purchasers who wish to use their own shipper who is not a considered a "common carrier" by the New York Department of Taxation and Finance will be charged New York sales tax on the entire charge regardless of the destination of the property. Please refer to "Information on Sales and Use Tax Related to Purchases at Auction" in the back of the catalogue.

Liability for loss or damage

Unless otherwise agreed by Sotheby's, all purchased property must be removed from our premises by the purchaser at his expense no later than 30 calendar days following the sale of the property. Buyers at auction are reminded that under Sotheby's Conditions of Sale Sotheby's liability for loss or damage for uncollected property ceases 30 calendar days after the date of the auction.

Request for identification

Sotheby's requires all clients to present government-issued identification to confirm their identity. Individual clients are requested to provide a copy of a passport, driver's license or other government-issued identification card containing a photograph and address. Corporate clients are requested to provide a copy of a Certificate of Incorporation or other government-issued document indicating the bona fide existence of the corporation, as well as proof of the individual's authority to act on behalf of the corporation. If you have any questions about the appropriate type of identification document, please contact Post Sale Services.

Shipping services

Sotheby's offers a comprehensive shipping service. If you received a shipping quote or have any questions about the services we offer, please contact Post Sale Services.

Exporting property

The export of certain property from the US or import into any other country may be subject to one or more export or import requirements or restrictions. It is the buyer's sole responsibility to obtain any necessary export, import, firearm, endangered species or other permits or licenses. The denial of any license or delay in obtaining such license shall not justify cancellation or rescission of the sale or any delay in payment.

If you require any further information about the export of your property, please contact Post Sale Services.

Collection

In order to collect your property the following is required:

- Your payment in full (including any interest, handling and storage charges due) must be received and cleared.
- The person collecting must present valid identification as noted in "Request for identification".
- You must provide written authorization for anyone collecting on your behalf. Please include the person's full name and the property to be collected.

Contact information

Post Sale Services (Mon - Fri 9am to 5pm)
T + 1 212 606 7444
F + 1 212 606 7355
E uspostsaleservices@sothebys.com

Sotheby's

1334 York Avenue
New York NY 10021
+1 212 606 7000
www.sothebys.com

Masterworks 019 LLC
Mr Scott Lynn
[redacted]
USA

Account number	[redacted]
Date	6 July 2020
Sale currency	USD

Lot image & details



Please keep this for your records

Keith Haring, Untitled, 1983, vinyl ink on vinyl tarpaulin with metal grommet, 84# by 85¼ in. 215.6 by 216.5 cm.

Sale	Contemporary Art Day Auction
Sale number & date	N10371 - 30 June 2020
Lot number	422
Dimensions (L x W x H)	85.75 x 1.00 x 85.75 IN
Purchase Price (excluding any taxes)	$2,420,000.00